Delisting Determination, The Nasdaq Stock Market, LLC, September 17, 2026 Davis Commodities Limited
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the Class A Ordinary Shares of Davis Commodities Limited effective at the opening of the trading session on October 15, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on March 18, 2026.
On March 19, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On April 21, 2026, the hearing was held.
On April 21, 2026 the Panel reached a
decision and a Decision letter was issued on April 22, 2026.
On May 5, 2026, the Company appealed the Panel Decision of April 22, 2026 to the Nasdaq Listing and Hearing Review Council (NLHRC).
Pursuant to Listing Rule 5820, the NLHRC considered the Company appeal
On July 28, 2026 the NLHRC affirmed the Panel Decision.
The Nasdaq Stock Market LLC Board of Directors declined to call for review the NLHRC decision of July 28, 2028. A Final Action Letter was issued to the Company on August 11, 2026.
The Company Class A Ordinary Shares were suspended on March 25, 2026.
The Staff determination to delist the Company Class A
Ordinary Shares became final on July 29, 2026.